NAME OF REGISTRANT
Franklin New York Tax-Free Trust
File No. 811-04787

Exhibit Item No. 77I: Terms of new or amended securities


The following series of the Registrant began offering new Class R6 shares on August 1, 2017:

Franklin New York Intermediate-Term Tax-Free Income Fund